EXHIBIT 10.10

                    MAGNETIC RESONANCE THERAPY (BAHAMAS) LTD.

AGREEMENT ("Agreement"), made and entered into as of the 26th day of August,
2003, in duplicate originals by and between JACOBSON RESONANCE ENTERPRISES,
INC., a Nevada corporation authorized to do business in the State of Florida, having an office and place of business at 8200 Jog Road, Suite 100, Boynton
Beach, Florida 33437 (" Jacobsen"); and CSB5 Management Company Limited. (a
Bahamian Registered company) having its registered office on Collins Avenue in the city of Nassau New Providence Bahamas , ("CSB5"), hereinafter collective referred to as 'the parties'.

WHEREAS, the parties are desirous of entering into a joint venture for the purpose of the use in the Bahamas of the proprietary magnetic resonance technology, known as Jacobson Resonance, by means of technologies and device(s)
known as "Jacobson Resonators", "Jacobson Resonance Technology" and or "Magnetic
Resonance Therapy" (the "Jacobson Resonance Technologies"), which therapy has applications in : Healthcare, Medicine, Veterinary Medicine, Pharmaceutical,
Food and Beverage, Construction, Agriculture and the Environment ; AND,

WHEREAS, the parties consider that a joint venture is feasible to promote the use of the above technology in particular as it applies to the treatment of chronic and intractable pain due to medical conditions AND

WHEREAS, CSB5 is in control of a facility suitable for the treatment of Humans in The Clinical setting in the Bahamas AND,

WHEREAS the parties agree to use their best efforts to distribute, market, and promote The Magnetic Resonance Therapy in the Territory in keeping with their joint venture agreement,

NOW, THEREFORE, in consideration of the mutual covenants set forth, the parties do hereby respectfully grant, agree and covenant this agreement as follows:

1.       DEFINITIONS.
1. Territory: The Bahamas.

2. Technologies: The Jacobson Resonance Technologies, devices and applications for the treatment of human patients and clients as an adjunct therapy to mainstream medicine. The licensed technology also includes ongoing training in the "know how" of treating humans in the reduction of chronic and acute pain and provides for the treatment of a wide variety of diseases, illnesses, infirmities and syndromes. Also included is ongoing training in the "know how" for the
"leisure" aspect of human treatment that broadly is defined as "relaxation and rejuvenation."

2. JOINT VENTURE That the parties shall form a company known as Magnetic
Resonance Therapy (Bahamas) Limited, 72 Collins Avenue, P.O. Box N-4296, Nassau,
Bahamas, in accordance with Bahamian law, which company will be the vehicle whereby the technologies shall be administered in the territory.

The shareholdings will be:
         Shareholder         %      # Ordinary Shares
         Jacobson 40%               2,000
         CSB5              60%              3,000

3. TERM. The initial term of this Agreement is one (1) year. If at the end of six (6) months , the shareholders determine that the business is not financially viable, and has not developed as anticipated, the costs borne by each shareholder shall remain with that shareholder and Jacobson shall be entitled to repurchase from Magnetic Resonance Therapy (Bahamas) Limited the five resonators comprising Jacobson's contribution (referred to below) at a price equal to fifty
(50%) percent of the import value of said resonators.

Once the business has sufficient financial resources to repay the shareholder(s)
expenses, these costs will be reimbursed. o Jacobson will be responsible for the salary costs of the personnel and for contribution of five resonators o CSB5 will be responsible for utilities and rent

If the business is successful, the profits or losses will be shared equally
(50:50) between the shareholders.

4. QUALITY CONTROL, STANDARDS, AND OWNERSHIP. 1. Quality Control: Jacobsen shall provide the appropriately trained personnel to install and operate the equipment and shall be responsible for all aspect of the quality control of the use of the product, including full responsibility for compliance with U.S. Food and Drug
Administration laws and regulations. CSB5 shall be responsible for compliance with all the relevant standards necessary for the use of the products in the territory. 2. The failure to adhere to the foregoing requirements shall be grounds for the immediate termination of this Agreement. 3. Use of Technologies:
The parties agree not to market, sell, distribute or otherwise use, manufacture, modify the use and applications of the Technologies in any manner whatsoever without first obtaining all the required permits, licenses, approvals and consent as may be required by the laws of any jurisdiction in which the
Technologies will be sold, distributed, marketed, and/or manufactured. 4. The parties agree that the technology shall not be utilized until or unless all required certificates of building standards and code approvals as required in the Territory, as well as any other relevant standards imposed by governmental authorities in the Territory have been met, and that in the event that this cannot be achieved the venture will be terminated without prejudice to any party. 5. Ownership: If a shareholder wishes to dispose of all or part of their equity, then the other shareholder(s) must be given the right of first refusal to acquire the shares. If a purchase price for the equity can not be mutually agreed upon, then a firm of accountants will be retained by Magnetic Resonance
Therapy (Bahamas) Limited to perform a valuation of the business. If the
Jacobson equity are purchased by CSB5, then Magnetic Resonance Therapy (Bahamas)
Limited will pay Jacobson a usage royalty fee at a rate of sixteen (16%) percent of the gross revenue. If Jacobson is itself sold to a third party, and the shareholding of Jacobson in Magnetic Resonance Therapy (Bahamas) Limited is
sold, then the Jacobson usage royalty fee would be substantially less than the sixteen (16%) percent of gross revenue (ie eight percent [8%]).

5. CONFIDENTIAL INFORMATION. 5.1 The parties agree to absolute confidentiality as regards Jacobsen's trade secrets, private or secret processions, methods, protocols, resonance equipment, and ideas, as they exist from time to time, as well as other corporate information concerning Jacobson Resonance Technologies..

5.2 Exclusions: Confidential information does not include the following: (a)
information which is public and has been released by Jacobsen; (b) information in the public domain; (c) information disclosed by a third party who was free to disclose it. (d) disclosure of information through no wrongful act of Magnetic
Resonance Therapy (Bahamas) Limited.

6. Restriction: During the term of this Agreement, and for a period of two (2)
years following completion of all services rendered under this agreement
Magnetic Resonance Therapy (Bahamas) Limited agrees that it will not, directly or indirectly, either for itself or on behalf of any third party, develop, engineer, manufacture, produce or consult to do any of the foregoing, relating to any device employing magnetic technology, whose purpose is the direct or indirect competition with Jacobsen.

7.ADVERTISING AND ADVERTISING MATERIALS. 1. Advertising Approval: Magnetic
Resonance Therapy (Bahamas) Limited shall obtain approval from Jacobson of all copy of any and all materials to be used in connection with the marketing and distribution of the Technologies which approval shall be obtained at least 30 days in advance of any publication or distribution for review.

8.ADMINISTRATION. 1. The shareholders agree that the CSB5 shall provide the administrative systems necessary to the operation of the venture, including accounting, invoicing and payroll, with the parties bearing equal share in the venture,s costs, as well as in its profits. 2. Jacobsen shall be free to utilize and or dispose of its portion of the profits as it sees fit. 3. Jacobsen shall possess the right to review any and all books and records pertaining to the use of the Technologies.

9.Technologies Liability Insurance: Magnetic Resonance Therapy (Bahamas) Limited
shall procure and maintain at its own expense in full force and effect at all times during which the Technologies are utilized in the territory coverage via a responsible insurance carrier, a products liability insurance policy with respect to the Technologies with a limit of liability of not less than
B$1,000,000.00.

10.BOOKS, RECORDS & STATEMENTS Books, Records & Statements: CSB5 shall provide an appropriate software package able to maintain complete and accurate books of account, records and statements.

11. INDEMNITY 1 Indemnity: Magnetic Resonance Therapy (Bahamas) Limited agree to hold each shareholder harmless and to indemnify each shareholder against any and all losses, liability, damages and expenses (including reasonable attorney's fees, costs and expenses through appeal) incurred by the use of the Technologies in the business. 2.The provisions of this paragraph and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement.

12. Breach of Material Condition: If any of the parties fail to perform any of the material terms, conditions, agreements or covenants in this Agreement on its part to be performed (hereinafter referred to as "Other Default") and other default is not curable, or if such default is curable but continues uncured for a period of sixty (60) days after notice thereof has been given to the defaulting party in writing by the other party or all reasonable steps necessary to cure such other default have not been taken by the defaulting party within sixty (60) days after notice thereof has been given to the defaulting party in writing by the other party or all reasonable steps necessary to cure such other default have not been taken by the defaulting party within sixty (60) day period, the other party at its sole election may terminate this Agreement forthwith by written notice.

13. Bankruptcy, Insolvency and Related Occurrences: In the event that Magnetic
Resonance Therapy (Bahamas) Limited files a petition in bankruptcy: - the net realisable assets will be divided equally between the shareholders.

In the event that Magnetic Resonance Therapy (Bahamas) Limited is adjudicated as bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding or if a petition in bankruptcy is filed against it, which is not vacated within sixty (60) days, or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian receiver or trustee is appointed for it or a substantial portion of its business assets, which is not discharged within sixty (60) days: - the net shortfall will be divided equally between the shareholders, and the contribution made accordingly from each shareholder.

14. NOTICES Notice Requirements: All reports, approvals, requests, demands, and notices (collectively "notices") required or permitted by this Agreement to be given to a shareholder shall be in writing and shall be deemed to be duly given if personally delivered or if sent (by facsimile or overnight courier) to the party concerned at its address set forth in this Section.

Jacobson Resonance Enterprises, Inc.
8200 Jog Road, Suite #100
Boynton Beach, FL 33437

CSB5 Management Company Limited
72 Collins Avenue, P. O. Box N-4296
Nassau, Bahamas

15. RESOLUTION OF DISPUTES 1. Jurisdiction: The PARTIES HEREBY irrevocably submit to the personal jurisdiction of the Commonwealth of The Bahamas in any action or proceeding arising out of or relating to this Agreement. In any court proceeding, the Courts shall have exclusive jurisdiction over the subject matter of this Agreement. 2. Waiver of Immunity: To the extent that either party has or hereafter may acquire any immunity from jurisdiction of any court or from legal process with respect to itself or its property, the parties irrevocably waive such immunity with respect to their respective obligations under this Agreement.

16. GOVERNING LAW Governing Law Entire Agreement: This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of The
Bahamas; contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements. This Agreement may not be modified, amended, discharged or terminated orally except by a written notification signed by the party against whom the modification, discharge or termination is sought to be enforced.

17. Severability: If any provision or any portion of any provision of this
Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

IN WITNESS THEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                          JACOBSON RESONANCE ENTERPRISES, INC.

                           /s/  Harvey Grossman
                           --------------------------
                                Harvey Grossman, President & Chief Operating Officer

                           CSB5 Management Company Ltd.
                           /s/ Conville Brown
                           ------------------
                               Conville S. Brown, President